OPTION AGREEMENT

OPTION AGREEMENT, dated as of October, 2003, by and between CORNERSTONE PHARMACEUTICALS Inc., a New York corporation, having its offices at 570 Seventh Avenue, Suite 500, New York, NY 10018 (the "**Company**"), and Sam Weisberger, an individual residing at 4608 15th Avenue, Brooklyn, NY 11219 ("**Holder**").

WITNESSETH

WHEREAS, Holder desires to obtain one or more options to acquire certain shares of the common stock of the Company and the Company is willing to grant Holder such options on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is mutually agreed upon as follows:

1. **Grant of Options**. The Company agrees to permit Holder to purchase up to 2,500,000 Class A Options (defined below), for a purchase price (the "**Purchase Price**") of $0.005 per Option, at the rate of one Class A Option for each share of Common Stock that is purchased (the "**Approved Purchase**") from the Company by a Third Party introduced to the Company by Holder in accordance with that certain Consulting Agreement, dated as of November 28, 2002. Following the closing of an Approved Purchase in the minimum amount of at least $100,000, the Company, upon the request of the Holder, shall promptly issue to Holder a certificate representing the appropriate number of Options, upon payment, in cash, of the Purchase Price therefor. The Class A Options shall have the following terms and conditions:

(i) Each Class A Option (the "**Class A Option**") is exercisable to purchase a unit consisting of 2.5 shares of Common Stock (the "**Class A Option Shares**") and one Class B Option (the "**Class B Option**") at an exercise price of $1.10 per share ($2.75 per option) (the "**Class A Option Exercise Price**") (subject to adjustment), at any time and from time to time (the "**Class A Option Exercise Period**"), commencing on the date of issuance of the Class A Option and ending on November 15, 2004 (the "**Class A Option Expiration Date**").

(ii) Each Class B Option (the "**Class B Option**") is exercisable to purchase 2.5 shares of Common Stock (the "**Class B Option Shares**"), at an exercise price of $1.25 per share ($3.125 per option) (the "**Class B Option Exercise Price**") (subject to adjustment), at any time and from time to time (the "**Class B Option Exercise Period**"), commencing on the date of issuance of the Class B Option and ending on November 15, 2005 (the "**Class B Option Expiration Date**").

2. **Definitions.** The following terms, as used herein, have the following meaning:

(i) "**Aggregate Option Price**" means the aggregate exercise price payable for the Option Shares.

(i) "**Common Stock**" means the Common Stock, $.001 par value, of the Company.

(iii) "**Current Market Price**" means as of any date the last sale price of the Common Stock on the trading day prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc., Automated Quotations System ("**NASDAQ**"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined by the Company's Board of Directors.

(iv) "**Exercise Period**" means the Class A Exercise Period with respect to the Class A Option and the Class B Exercise Period with respect to the Class B Option.

(v) "**Expiration Date**" means the Class A Option Expiration Date with respect to the Class A Option and the Class B Option Expiration Date with respect to the Class B Option.

(vi) "**Founding** Stockholders" means Biovestors L.L.C., Altira Capital & Consulting L.L.C., Boom Enterprises L.L.C. and Marilyn Polinsky Living Trust.

(vii) "**Holder**" means a holder of Options and/or Option Shares and Holders of more than fifty percent (50%) of the outstanding Options and Option Shares are referred to as the "**Majority of the Holders**"

(viii) "**IPO**" means the initial public offering of the Common Stock.

(ix) "**Options**" mean the Class A Options and the Class B Options, all similar Options issued on the date hereof and all Options hereafter issued in exchange or substitution for such Options.

(x) "**Option Exercise Price**" means the Class A Option Exercise Price with respect to the Class A Options and the Class B Option Exercise Price with respect to the Class B Option.

(xi) "**Option Shares**" means the Class A Option Shares and the Class B Option Shares.

(xiii) "**Registrable Securities**" shall mean the Options and the Option Shares (collectively, the "Securities"); provided, however, that the Securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the Securities and Exchange Commission ("**SEC**"); (B) have not been sold in a

transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "**Securities Act**") so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; (C) are held by a Holder or a permitted transferee of a Holder pursuant to Section 6.9; and (D) may not be disposed of under Rule 144(k) under the Securities Act without restriction.

(xiv) "**Shell Corporation**" means a corporation (i) the securities of which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**") or that is required to file reports under Section 15(d) of the Exchange Act, or that has a class of securities that is publicly traded; and (ii) that is inactive or which does not have any material business or plan of operation other than to invest in the Company.

(xv) "**Trading Date**" means the first date on which the Common Stock trades on a national securities exchange or on the Nasdaq Stock Market.

3. Exercise of Options.

(a) Subject to Paragraph (b) below, Options may be exercised, in whole at any time or in part from time to time, during the applicable Exercise Period and prior to 5:00 P.M., New York City time, on the applicable Expiration Date by the Holder by the surrender of the Options (with the subscription form duly executed) at the address set forth in Section 15(a) hereof, together with proper payment of the Aggregate Option Price, with payment for Option Shares made by certified or official bank check or wire transfer, payable to the order of the Company.

(b) Options may only be exercised in minimum installments of 10,000 Options each. Upon surrender of the Options, the Company will issue a certificate or certificates in the name of the Holder for the number of shares of Common Stock (and Class B Options, if applicable) to which the Holder shall be entitled.

4. Reservation of Option Shares; Listing. The Company agrees that, prior to the expiration of the Options, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of the Options, the shares of Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of the Options, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal and (b) if the Company hereafter lists its Common Stock on any national securities exchange, use its best efforts to keep the Option Shares authorized for listing on such exchange upon notice of issuance.

5. Protection Against Dilution; Adjustment to Exercise Price.

5.1 Dilution.

(a) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify

its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares (collectively, a "Dilution Event"), the number of Option Shares and Options issuable upon exercise of all currently exercisable Options shall be proportionately adjusted to reflect such dividend, distribution, subdivision, reclassification or combination. For example, if the Company declares a 2 for 1 stock split and immediately prior to such event a Class A Option was exercisable to purchase a unit consisting of 2.5 Option Shares and one Class B Option, then immediately following such event a Class A Option shall be exercisable to purchase 5 Option Shares and two Class B Options. Notwithstanding the foregoing, no adjustments shall be made to a Class B Option until it has been issued. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Whenever the number of Option Shares is adjusted pursuant to Subsection (a) above, the Exercise Price shall simultaneously be adjusted by multiplying the Exercise Price immediately prior to such event by the number of Option Shares immediately prior to such event and dividing the product so obtained by the number of Option Shares, as adjusted.

(c) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per Option Share; provided, however, that any adjustments which by reason of this Section 5.1(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 5 (other than this Section 5.1(c)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of Options or Common Stock issuable upon the exercise hereof. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 5 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this Section 5, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(d) Whenever the Exercise Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Options in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of Options.

(e) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of Options not less than ten days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

6. **Registration Rights.**

6.1 Piggyback Registration.

(a) The Company agrees that if, at any time, and from time to time, after the earlier to occur of (i) an IPO or (ii)the Trading Date, the Board of Directors of the Company (the "**Board**") shall authorize the filing of a registration statement under the Securities Act (other than the initial public offering of the Company's Common Stock or a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Company shall: (A) promptly notify each Holder that such registration statement will be filed and that the Registrable Securities then held by such Holder will be included in such registration statement at such Holder's request; (B) cause such registration statement to cover all of such Registrable Securities issued to such Holder for which such Holder requests inclusion; (C) use reasonable efforts to cause such registration statement to become effective as soon as practicable; and (D) take all other reasonable action necessary under any Federal or state law or regulation of any governmental authority to permit all such Registrable Securities that have been issued to such Holder to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for such Holder to promptly effect the proposed sale or other disposition.

(b) Notwithstanding any other provision of this Section 6.1, the Company may at any time, abandon or delay any registration commenced by the Company. In the event of such an abandonment by the Company, the Company shall not be required to continue registration of shares requested by the Holder for inclusion, the Holder shall retain the right to request inclusion of shares as set forth above and the withdrawn registration shall not be deemed to be a registration request for the purposes of Section 6.1(c) below.

(c) Each Holder shall have the right to request inclusion of any of its Registrable Securities in a registration statement as described in this Section 6.1, up to three times.

(d) If the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any registration statement under this Section 6.1 that, because of marketing considerations, the number of shares to be sold by persons other than the Company is greater than the number of such shares that can be offered without adversely affecting the offering, the Company may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares requested by each such person to be included in the registration statement).

6.2 Registration Procedures. Whenever required under this Section 6 to include Registrable Securities in a Company registration statement, the Company shall, as expeditiously as reasonably possible:

(a) Use reasonable efforts to (i) cause such registration statement to become effective, and (ii) cause such registration statement to remain effective until the earliest

to occur of (A) such date as the Holders of Registrable Securities (the "**Selling Holders**") have completed the distribution described in the registration statement and (B) such time that all of such Registrable Securities are no longer, by reason of Rule 144(k) under the Act, required to be registered for the sale thereof by such Holders. The Company will also use its reasonable efforts to, during the period that such registration statement is required to be maintained hereunder, file such post-effective amendments and supplements thereto as may be required by the Securities Act and the rules and regulations thereunder or otherwise to ensure that the registration statement does not contain any untrue statement of material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permits, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the Company may incorporate by reference information required to be included in (i) and (ii) above to the extent such information is contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Make available for inspection upon reasonable notice during the Company's regular business hours by each Selling Holder, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Selling Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(d) Furnish to the Selling Holders such numbers of copies of a prospectus, including a preliminary prospectus as amended or supplemented from time to time, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(e) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other federal or state securities laws of such jurisdictions as shall be reasonably requested by the Selling Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the

managing underwriter of such offering. Each Selling Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, (i) when the registration statement or any post-effective amendment and supplement thereto has become effective; (ii) of the issuance by the SEC of any stop order or the initiation of proceedings for that purpose (in which event the Company shall make every reasonable effort to obtain the withdrawal of any order suspending effectiveness of the registration statement at the earliest possible time or prevent the entry thereof); (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iv) of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or quotation service on which similar securities issued by the Company are then listed or quoted or, if no such similar securities are listed or quoted on a securities exchange or quotation service, apply for qualification and use best efforts to qualify such Registrable Securities for inclusion on a stock exchange or listing on a quotation system of the National Association of Securities Dealers, Inc.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Cooperate with the Selling Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold, which certificates will not bear any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, shall request at least two business days prior to any sale of the Registrable Securities to the underwriters.

(k) In connection with an underwritten offering, cause the officers of the Company to provide reasonable assistance in the preparation of, any "road show" presentation to potential investors as the managing underwriter may determine.

(l) Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the

Company, after the effective date of a registration statement, which statements shall cover said 12-month period.

(m) If the offering is underwritten and at the request of any Selling Holder, use its reasonable efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration on a confidential basis: (i) opinions dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and the transfer agent for the Registrable Securities so delivered, respectively, to the effect that such registration statement has become effective under the Securities Act and such Registrable Securities are freely tradable, and covering such other matters as are customarily covered in opinions of issuer's counsel delivered to underwriters and transfer agents in underwritten public offerings and (ii) a letter dated such date from the independent public accountants who have certified the financial statements of the Company included in the registration statement or the prospectus, covering such matters as are customarily covered in accountants' letters delivered to underwriters in underwritten public offerings.

6.3 Furnish Information. It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 6 with respect to the Registrable Securities of any Selling Holder that such Holder shall furnish to the Company such information regarding the Holder, the Registrable Securities held by the Holder, and the intended method of disposition of such securities as shall be reasonably required by the Company to effect the registration of such Holder's Registrable Securities.

6.4 Registration Expenses.

(a) The Company shall bear and pay all Registration Expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to Section 6.1 for each Holder, but excluding underwriting discounts and commissions relating to Registrable Securities and excluding any professional fees or costs of accounting, financial or legal advisors to any of the Holders.

6.5 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 6.1 to include any of the Holders' Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder who is a holder of

Registrable Securities and is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder", as defined in this sentence.

6.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

6.7 Indemnification. In the event that any Registrable Securities are included in a registration statement under this Section 6:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "**Violation**"): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act, or the Exchange Act, and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.-

(b) To the extent permitted by law, each Selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information

furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.7(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 6.7(b) exceed the greater of the cash value of the (i) gross proceeds from the offering received by such Holder or (ii) such Holder's investment pursuant to this Agreement as set forth on the signature page attached hereto.

(c) Promptly after receipt by an indemnified party under this Section 6.7 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and approved by the indemnified party (whose approval shall not be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.7.

(d) If the indemnification provided for in this Section 6.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in

connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 6.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, and otherwise.

6.8 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the registration statement filed in connection with an IPO by the Company;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

6.9 Permitted Transferees. The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Section 6 may be assigned in full by a Holder in connection with a transfer by such Holder, in compliance with Section 8, of its Registrable Securities if: (a) such Holder gives prior written notice to the Company; (b) such transferee agrees to comply with the terms and provisions of this Agreement; (c) such transfer is otherwise in compliance with this Agreement and (d) such transfer is otherwise effected in accordance with applicable securities laws. Except as specifically permitted by this Section 6.9, the rights of a Holder with respect to Registrable Securities as set out herein shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Holder therein to be forfeited.

6.10 Termination of Registration Rights. The right of any Holder to request demand inclusion in any registration pursuant to Section 6.1 shall terminate if all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144(k).

7. **Lock Up; Limitation on Sale.**

(a) Holder hereby agrees that from the earlier to occur of (i) the date of the IPO or (ii) the Trading Date and continuing for a period of 180 days thereafter or such longer period as may be requested by the underwriter or underwriters, in the case of an underwritten public offering (the "**Lock-Up Period**"), the Holder will not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, grant any option for the sale

of, or otherwise dispose of (collectively, a "Transfer"), directly or indirectly, the Registrable Securities purchased or acquired by Holder. In addition, the Holder agrees that during the period during which Holder holds any Registrable Securities, the Holder will not directly or indirectly, through related parties, affiliates or otherwise sell "short" or "short against the box" (as those terms are generally understood) any equity security of the Company.

(b) In connection with any subsequent public offering of the Company's securities, the Holder hereby agrees to be subject to a lock-up of its Registrable Securities for a period of 60 days or such longer period following such public offering as and if required by the underwriter or underwriters of such public offering. The foregoing lock-ups shall be applicable regardless of whether the securities are then registered for re-sale under the Securities Act.

(c) Holder agrees that for a period of two years following the end of the Lock-Up Period, Holder shall not Transfer during any calendar quarter an amount of Registrable Securities that exceeds 25% of the total number of Registrable Securities owned by the Holder at the beginning of such calendar quarter.

(d) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Registrable Securities (as defined below) of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

8. Right of First Refusal. Notwithstanding anything to the contrary contained herein, the following provisions shall apply during the period prior to the occurrence of a Trading Date:

(a) Transfer Notice. At least 15 days prior to any proposed Transfer of Options or Option Shares by a Holder, such Holder (the "**Transferring Stockholder**") will give notice (the "**Transfer Notice**") to the Company (for delivery to the Founding Stockholders), setting forth (i) the number of Options or Option Shares proposed to be transferred by the Transferring Stockholder (the "**Offered Securities**"), (ii) the anticipated date of the proposed transfer and the names and addresses of the proposed transferees, and (iii) the material terms of the proposed transfer.

(b) Right of First Refusal. Upon the giving of any Transfer Notice, then subject to all of the provisions of this Section 8, the Founding Stockholders will have certain rights and options, as follows:

(i) The Founding Stockholders will have the option (the "**Right of First Refusal**"), but not the obligation, to purchase all (but not less than all) of the Offered Securities on the same terms as are specified in the Transfer Notice, including any deferred payment terms, *provided*, that the Founding Stockholders will have the right to substitute cash in the amount of the fair market value of any non-cash consideration proposed to be received from the proposed transferees. Within 60 days after the effective date of the Transfer Notice, the Founding Stockholders will give

written notice (the "**Acceptance Notice**") to the Transferring Stockholder stating whether they elects to exercise such option. Failure by the Founding Stockholders to give such Notice within such time period will be deemed an election by it not to exercise their option.

(ii) Each of the Founding Stockholders shall have the right to purchase its pro rata share of the Offered Securities, provided that if one or more of the Founding Stockholders does not exercise its right to purchase its pro rata share of the Offered Securities, then such share may be purchased by the remaining Founding Stockholders pro rata in accordance with their share ownership interest in the Company.

(iii) The closing of the purchase and sale of the Offered Securities will take place as soon as is reasonably practicable at such date, time, and place as the Founding Stockholders exercising their purchase option hereunder may reasonably determine, but in any event not later than 21 days after the effective date of the Acceptance Notice.

(iv) If the Founding Stockholders do not elect to purchase the Offered Securities hereunder, then subject to the provisions of Section 6.9 and 9 hereof, the Transferring Stockholder will thereafter be free for a period of 90 days to consummate the transfer described in the Transfer Notice to the transferee(s) specified therein, at the price and on the other terms set forth therein. However, if such Transfer is not consummated within such 90-day period, the Transferring Stockholder will not transfer the Offered Securities without again complying with all of the provisions of this Section 8.

(c) Excluded Transfers. The Right of First Refusal shall not apply to the following transfers:

(i) A transfer of shares to a Transferring Stockholder's spouse or lineal descendents or a trust for the benefit of one or more of them; or

(ii) A transfer of shares to an "**Affiliate**" (as defined in the Company's Certificate of Incorporation, as amended) of a Transferring Stockholder;

9. Investment Intent; Limited Transferability.

(a) The Holder represents, by accepting Options, that it is an "accredited investor" as that term is defined in Rule 501 promulgated under the Act and understands that the Options and any securities issuable upon exercise of Options have not been registered for sale under Federal or state securities laws or "Blue Sky" laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Holder further represents to the Company that it is acquiring Options and will acquire any securities issuable upon exercise of Options for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in

violation of the Act, and agrees that the Options and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or "Blue Sky" laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act and under any state securities laws of "Blue Sky" laws.

(b) Holder recognizes that the purchase of the Securities involves a high degree of risk including, but not limited to, the following: (a) the Company remains a development stage business with limited operating history and requires substantial funds in addition to the proceeds of the Offering; (b) an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (c) Holder may not be able to liquidate its investment; (d) transferability of the Securities is extremely limited; (e) in the event of a disposition, Holder could sustain the loss of its entire investment; (f) the Company has not paid any dividends since its inception and does not anticipate paying any dividends, and (g) the shares of Common Stock are junior to the rights and preferences of the shares of Series A Preferred Stock which are currently outstanding and the Company may issue additional securities in the future which have rights and preferences that are senior to those of the Common Stock. Holder represents that Holder has carefully reviewed the section of the Company's Private Placement Memorandum dated October 1, 2003 captioned "Risk Factors."

(c) Notwithstanding anything to the contrary contained herein, prior to the expiration of 450 days immediately following the Closing Date, neither the Options nor the Option Shares may be owned directly or indirectly by a Shell Corporation. Any purported transfer of the Options and/or Option Shares to a Shell Corporation or its subsidiary shall be null and void.

(d) Subject to compliance with subsection 9(a) and 9(b), the Options and all rights hereunder are transferable, in whole or in part, upon (i) notice to the Company, (ii) surrender of this Agreement to the Company with a properly executed assignment (in the form attached at the end hereof) at the address set forth in Section 15(a) hereof, and (iii) upon delivery to the Company at such address of an executed agreement by which the transferee of the Option agrees to be bound by all of the terms and conditions of this Agreement. The Company will maintain a register containing the names and addresses of the registered Holder of Options. Any registered Holder may change such registered holder's address as shown on the Option register by written notice to the Company requesting such change. The Company may treat the registered Holder of Options as he, she or it appears on the Option register at any time as the Holder for all purposes.

(d) Notwithstanding anything to the contrary contained herein, the Holder may not transfer Options or Option Shares to a third party unless the third party delivers to the Company an executed agreement by which the third party agrees to be bound by all of the terms and condition of this Agreement.

10. __Voting of Option Shares__. Holder agrees that prior to the occurrence of an IPO, Holder shall vote any and all Option Shares owned by Holder: (i) in favor of the election of a Board of Directors consisting solely of the members currently in office as of the date of this

Option or such other nominees as shall be selected by the current Board or by their chosen successors from time to time hereafter; and (ii) in accordance with the recommendation of the Board of Directors on any other matter that is submitted to a vote of the stockholders of the Company or for which written consents are solicited therefrom.

11. **Irrevocable Proxy**. In order to secure Holder's obligation to vote Holder's Option Shares in accordance with the provisions of Section 10 hereof, Holder hereby appoints the Company as Holder's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of Holders Option Shares for the election of directors and all such other matters as are expressly provided for in Section 10. The Company may exercise the irrevocable proxy granted to it hereunder at any time any Holder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Holder pursuant to the Section 11 are coupled with an interest and are given to secure the performance of each Holder's obligations to the Company under this Agreement. Subject to Section 10, such proxies and powers shall be irrevocable for a period of ten years and shall survive the death, incompetency, disability, bankruptcy of such Holder and any subsequent holders of the Option Shares.

12. **Loss, etc., of Options**. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of Option Certificates, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of Option Certificates, if mutilated, the Company shall execute and deliver to the Holder a new Option Certificates of like date, tenor and denomination.

13. **Option Holder Not Stockholder**. The Options do not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

14. **Legend**. Holder consents to the placement of a legend on any certificate or other document evidencing the Options or Option Shares that such securities have not been registered under the Securities Act or any state securities or "blue sky" laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. Holder is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such Securities. The legend to be placed on each certificate shall be in form substantially similar to the following:

> "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES OR "BLUE SKY LAWS", AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

15. **Communication**. No notice or other communication under this Agreement shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

(a) the Company at 570 Seventh Avenue, Suite 500, New York, NY 10018 or such other address as the Company has designated in writing to the Holder, or

(b) the Holder at 4608 15th Avenue, Brooklyn, NY 11219 or other such address as the Holder has designated in writing to the Company.

16. **Headings**. The headings of this Agreement have been inserted as a matter of convenience and shall not affect the construction hereof.

17. **Applicable Law**. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE'S PRINCIPLES OF CONFLICTS OF LAW. IN THE EVENT THAT A JUDICIAL PROCEEDING IS NECESSARY, THE SOLE FORUM FOR RESOLVING DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT IS THE SUPREME COURT OF THE STATE OF NEW YORK IN AND FOR THE COUNTY OF NEW YORK OR THE FEDERAL COURTS FOR SUCH STATE AND COUNTY, AND ALL RELATED APPELLATE COURTS, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND AGREE TO SAID VENUE.

18. **Amendment, Waiver, etc**. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the then current Majority of the Holders of the Options only.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this __ day of October __, 2003.

CORNERSTONE PHARMACEUTICALS, INC.

By: ______________________
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

______________________ [redacted]
Name:

SUBSCRIPTION

The undersigned, ___________________, pursuant to the provisions of the foregoing Agreement, hereby agrees to subscribe for and purchase ____________________ shares of the Common Stock, par value $.001 per share, stated value $ per share, of Cornerstone Pharmaceuticals, Inc., covered by said Options, and makes payment therefor in full at the price per share provided by said Options. As a condition to this subscription, the undersigned hereby represents and warrants to the Company that it is an "accredited investor" and that it is not a Shell Corporation or the subsidiary of a Shell Corporation.

Dated:_______________ Signature:____________________

Address:______________________

____

ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby sells, assigns and transfers unto ____________________ the foregoing Options and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Options on the books of Cornerstone Pharmaceuticals, Inc.

Dated:_______________ Signature:____________________

Address:______________________

____